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                                                                   EXHIBIT 10.02

August 15, 2001

Mr. John R. Huff
Chairman and Chief Executive Officer
Oceaneering International, Inc.
11911 FM 529
Houston, TX 77041

Re: Service Agreement ("Agreement")

Dear Mr. Huff:

Oceaneering International, Inc. (the "Company") considers the establishment and maintenance of a sound and vital management to be essential for the protection and enhancement of the best interests of the Company and its shareholders. In view of your experience and performance in the business of the Company and its subsidiaries, the Company desires to secure your services for an extended period.

In order to induce you to remain in the employ of the Company, this Service Agreement (the "Agreement"), which has been approved by the Board of Directors of the Company (the "Board") and which supersedes the previous employment agreement between you and the Company dated August 15, 1986 and the addendum to that employment agreement dated February 22, 1996, which addressed, among other provisions, Medical Care Benefits reimbursement to you, your Spouse and Children, in their entirety, sets forth the terms of your continued service with the Company and compensation and benefits in respect of such service, which the Company agrees will be provided to you pursuant to the circumstances described below.

Contemporaneously herewith, you and the Company are entering into a Change of Control Agreement ("COC Agreement") that provides certain other, and sometimes additional, compensation and benefits to you under the circumstances set forth in the COC Agreement. Except to the extent expressly provided to the contrary in the COC Agreement, you shall be entitled to compensation and benefits under both this Agreement and the COC Agreement in the event of a Change of Control.

Reference is made to Annex I hereto for definitions of certain terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect as if set forth herein. Certain capitalized terms used in this Agreement in connection with the description of various Plans are defined in the respective Plans, but if any conflicts with a definition herein contained, this Agreement shall prevail.


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1.    Term of this Agreement.

      The Company hereby agrees to continue this Agreement and you hereby agree to perform the obligations described herein. Three phases (Agreement Phase A, Agreement Phase B and Agreement Phase C) shall collectively constitute the Agreement Period. The date of the end of the Agreement Period, as determined in accordance with this Agreement, is the "Expiration Date" and the period commencing the date hereof and ending on the Expiration Date being hereinafter referred to as the "Agreement Period".

2.    Duties.

      (a) During Agreement Phase A, you shall serve the Company as its Chairman and Chief Executive Officer. In such capacities you shall:

            (i)   have the duties of such offices as specified in the Bylaws;

            (ii)  report directly to the Board; and

            (iii) have general executive supervision and management of the business and affairs of the Company, subject to the direction of the Board or any Committee thereof. The foregoing shall not, however, be deemed to restrict you from attending to matters or engaging in activities not directly related to the business of the Company and that do not interfere with your full time employment duties with the Company. It shall not be a violation of this Agreement for you to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach on a part-time basis at educational institutions and (C) manage personal investment and/or engage in other personal activities, so long as such activities do not interfere with the performance of your responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by you during employment with the Company prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of your responsibilities to the Company.

            On August 16, 2006 you shall no longer be an employee of the Company.

      (b) During the Agreement Phase B, you shall not be an employee of the Company but shall stand ready to perform, as an independent contractor, the duties, and hold the position, of non-executive Chairman of the Board, as may be requested by the Company acting in its sole discretion, subject to any required shareholder approval. In no event shall there be any reduction in your Agreement Phase B Compensation (Section 7). During Agreement Phase B, your duties as non-executive Chairman of the Board shall not be deemed to restrict you from attending to matters or engaging in activities not directly related to the business of the Company.


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      (c)   During Agreement Phase C, you shall have no obligation to perform services for the Company in any capacity.

3.    Termination of Service.

      Upon compliance by the initiating party with any applicable procedures set forth in Section 4 hereof, your service with the Company:

      (a) May be terminated prior to August 16, 2006 at the discretion of the Board for Cause;

      (b) May be terminated prior to August 16, 2006 at your discretion for Good Reason;

      (c) May be terminated prior to August 16, 2006 at the discretion of the Board for any reason other than Cause;

      (d) May be terminated prior to August 16, 2006 at your discretion for any reason other than Good Reason;

      (e) Shall terminate upon your death or Disability prior to August 16, 2006; or

      (f) May be terminated by you or the Company for any reason after August 15, 2006 and during Agreement Phase B.

4.    Procedures for Termination of Service.

      If your service be terminated or intended to be terminated:

      (a) Pursuant to Section 3(a), the Company shall transmit to you written notice setting forth the Cause for which you are proposed to be dismissed in sufficient detail to permit a reasonable assessment of the bona fides thereof, and setting a meeting of the Board not less than 30 days following the date of such notice at which the Board shall consider your termination and at which you and your counsel shall have the opportunity to be heard, following which the Board shall either by resolution withdraw the notice, or if it so finds in its good faith opinion, issue its report within 10 days thereafter that Cause exists and specifying the particulars of its findings, in which latter event a "final notice" shall occur. After receipt of a "final notice" of intended termination for Cause, you may contest such "final notice" in any court described in Section 9(b)(i) and all provisions of this Agreement, including but not limited to Medical Care Benefits (Section 6) and Compensation (Section 7), shall be continued until a Termination Date is determined pursuant to such contest. Within 10 days following the commencement of any such contest, the Company must escrow all amounts which would have been due pursuant to Section 5(b) if the "final" notice were not valid at a bank of your choice. Should the contest result from which no further appeal is possible find that:


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            (i)   "final notice" is valid then the Termination Date shall be the date no further appeal is possible and you shall receive compensation and benefits pursuant to Section 5(a);

            (ii) "final notice" is not valid then the Termination Date shall be the date no further appeal is possible and you shall receive compensation and benefits pursuant to Section 5(b).

      (b) Pursuant to Section 3(b), you shall transmit to the Company written notice setting forth the Good Reason for which you are proposed to terminate your service in sufficient detail to permit a reasonable assessment of the bona fides thereof. The Board shall issue a resolution to you not more than 10 days following the date of such notice as to either:

            (i) Their Acceptance - In the event the Board accepts your notice of Good Reason, then the Termination Date is established and you are entitled to receive the amounts pursuant to Section 5(b); or

            (ii) Their Rejection - In the event the Board rejects your notice of Good Reason, then (A) the Company must escrow within 10 days following the rejection all amounts which would have been due pursuant to Section 5(b) if your termination for Good Reason had been accepted at a bank of your choice, (B) you must proceed to dispute resolution pursuant to Section 9 and
                  (C) all provisions of this Agreement, including but not limited to Compensation (Section 7), shall be continued until a termination is determined pursuant to such dispute resolution from which no further appeal is possible. The Termination Date shall be the date on which no further appeal is possible.

      (c) Pursuant to Section 3(c), your Termination Date shall be the date you receive written notice from the Company and you shall receive compensation and benefits pursuant to Section 5(b).

      (d) Pursuant to Section 3(d), your Termination Date shall be the date you give notice to the Company and you shall receive compensation and benefits pursuant to Section 5(a).

      (e) By reason of your death or Disability pursuant to Section 3(e), you shall receive compensation and benefits pursuant to Section 5(b). Your Termination Date in the case of your death shall be the date of your death and in the case of Disability, the date specified in a written notice transmitted by either the Company or you that a determination as to Disability has been made by a physician of your choice.

      (f) Pursuant to Section 3(f), you shall receive compensation and benefits pursuant to Section 5(b) if you are not non-executive Chairman of the Board for any reason, including death or Disability, other than your refusing to serve as non-executive Chairman of the Board; provided, that your refusal to serve as non-executive Chairman of the Board by reason that the Company has failed to fulfill any of its


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            obligations under this Agreement shall not be considered a refusal by you to serve as non-executive Chairman of the Board. Under such circumstances, your Termination Date shall be (i) for reason other than death or Disability, the date specified in a written notice transmitted by either you or the Company, (ii) in the case of Disability, the date specified in a written notice by either you or the Company that a determination as to Disability has been made by a physician of your choice or (iii) in the case of death shall be the date of your death.

      (g) Pursuant to Section 3(f) you shall receive compensation and benefits pursuant to Section 5(a) if you are not non-executive Chairman of the Board by reason of your refusing to serve as non-executive Chairman of the Board; provided that your refusal to serve as non-executive Chairman of the Board by reason that the Company has failed to fulfill any of its obligations under this Agreement shall not be considered a refusal by you to serve as non-executive Chairman of the Board. If you claim benefits under Section 3(f), you shall transmit to the Company, in sufficient detail to permit a reasonable assessment of the bona fides thereof, that your service has been terminated for any such reason. The Board shall issue a resolution to you not more than 10 days following the date of such notice as to:

            (i) Their Acceptance - In the event the Board accepts your notice claiming benefits under Section 3(f), then the Termination Date is established.

            (ii) Their Rejection - In the event the Board rejects your notice, then (A) the Company must escrow within 10 days following the rejection all amounts which would have been due pursuant to
                  Section 5(b) if your notice had been accepted at a bank of your choice, (B) you must proceed to dispute resolution pursuant to Section 9 and (C) all provisions of this Agreement, including but not limited to Compensation (Section
                  7), shall be continued until a termination is determined pursuant to such dispute resolution from which no further appeal is possible. The Termination Date shall be the date on which no further appeal is possible.

5.    Effect of Termination of Service.

      If your service is terminated:

      (a) Pursuant to Section 4(a)(i) by the Company for Cause when "final notice" is valid, Section 4(d) by other than for Good Reason or
            Section 4(g) by your refusing to serve as non-executive Chairman of the Board you shall receive:

            (i) payment when due of your then current Base Salary or compensation described in Section 7(a)(ii), as the case may be, through the end of the first monthly Pay Period ended after the Termination Date;

            (ii) all benefits under the Plans and the Other Plans in which you are at the time a participant, to the extent the same are vested under the terms thereof at the Termination Date and, if the Termination Date is subsequent to either your death, Disability, a Change of Control or August 15, 2006,


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                  the Medical Care Benefits specified in Section 6, to you, your
                  Spouse and your Children for each of your and their lives; and

            (iii) (except as otherwise provided herein) all other obligations of the Company under this Agreement shall thereupon cease except for their obligations under Sections 8, 9, 10, 11(a), 12 and 16.

      (b) Pursuant to Section 4(a)(ii) by the Company for Cause when "final notice" is not valid, pursuant to 4(b) by you for Good Reason, pursuant to Section 4(c) by the Company without Cause, pursuant to
            Section 4(e) by reason of death or Disability, or pursuant to
            Section 4(f) and prior to the Expiration Date, then you shall become entitled to all benefits conferred upon you by the Termination Package and Medical Care Benefits specified in Section 6, to you, your Spouse and your Children for each of your and their lives and the obligations of the Company under Sections 8, 9, 10, 11(a), 12 and 16 shall continue.

      You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or other service, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment with or service to another Person after any Termination Date.

6.    Medical Care Benefits.

      (a) Notwithstanding anything in this Agreement to the contrary, from August 15, 2001 until the last to die of you, your Spouse and your Children, the Company shall pay for all Medical Care and Reimbursement for Tax Consequences as specified in Section 6 for you, your Spouse and your Children, without reduction, subject only to possible termination of Medical Care Benefits specified in
            Section 6 on the Termination Date but only if pursuant to the termination of your service prior to your death, Disability or a Change of Control and prior to August 16, 2006, by the Company for Cause pursuant to Section 4(a)(i) or by you for reason other than Good Reason pursuant to Section 4(b)(ii) or 4(d). The Company may arrange for a group or individual insurance policy to provide all or a portion of these Medical Care costs, however, in all events, the Company is obligated to ensure that payment for all Medical Care costs is made within 10 days of submittal to the Company for payment. The Company shall either pay all amounts directly to the provider of the Medical Care or reimburse you, your Spouse and your Children for such expenses incurred, whichever may be requested by you, your Spouse or your Children. Should the Company elect to provide insurance for any or all of the costs of Medical Care, the Company shall nevertheless provide 100% reimbursement of any expenses incurred by you, your Spouse and your Children that are not reimbursed by insurance or otherwise within 10 days after submittal of such expenses to the Company for payment.

      (b) Reimbursement for Tax Consequences - In the event that any payment, distribution, transfer or benefit by the Company, the Company sponsored benefit plans programs or practices, on account of Medical Care described in Section 6(a)


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            herein, to or for the benefit of you, your Spouse or your Children or the heirs or beneficiaries thereof (each a "Payment" and collectively the "Payments") is or was subject to any income tax imposed by the Code any successor provision or any comparable provision of state or local income tax law (collectively, "Income Tax"), or any interest, penalty or addition to tax is or was incurred by you, or your Spouse or your Children with respect to such Income Tax (such Income Tax, together with any such interest, penalty, addition to tax, and costs [including professional fees] hereinafter collectively referred to as the "Tax"), then, in accordance with the provisions of this Section 6(b), the Company shall pay to you (or, as applicable, your Spouse or your Children) an additional cash payment (hereinafter referred to as the "Gross-Up Payment") in an amount such that after payment by you (or your Spouse or your Children) of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including without limitation, any income and excise taxes imposed upon the Gross-Up Payment), you (or your Spouse or your Children) retains an amount of the Gross-Up Payment equal to the Tax imposed upon such Payment or Payments. The Company's funding of any such Gross-Up Payment shall be triggered by a determination by you, your Spouse or your Children that a Payment is subject to Tax. Following any such determination, the Company shall, within 20 days, pay to you (or, as applicable, your Spouse or your Children) the applicable Gross-Up Payment to be calculated assuming the highest incremental individual income tax rate then in effect. Thereafter, if it is determined by you, your Spouse, your Children or any agent thereof that:

            (i) Medical Care expenses for which a Payment was made resulted in an income tax deduction to the recipient of the Gross-Up Payment; or

            (ii) the Gross-Up Payment was calculated using a tax rate in excess of the highest incremental tax rate actually paid by the recipient of the Gross-Up Payment, then the recipient of the Gross-Up Payment shall reimburse the Company for the amount by which the Gross-Up Payment exceeded the actual Tax paid. This
                  Section 6(b) is intended to put you (or your Spouse or your Children) in the same position as would have existed had no Tax been imposed upon or incurred as a result of any Payment.

      (c) The existence of the benefits described in this Section 6 shall not prohibit or restrict your entitlement to full participation in the executive compensation, employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

7.    Compensation.

      (a)   Base.

            (i) During Agreement Phase A and prior to a Termination Date, the Company agrees to pay you salary at the rate of $500,000 per annum through December 31, 2001 ("Base Salary"), payable on a current basis in equal


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                  installments not less frequently than each Pay Period, subject only to such payroll and withholding deductions as may be required by law or the terms of Plans in which you are a participant. For periods subsequent to December 31, 2001, your Base Salary shall be adjusted annually by the Compensation Committee of the Board and paid in the same manner as for the prior Pay Period but no such adjustment shall result in a Base Salary rate for any Pay Period as less than the highest annual rate so authorized by the Committee to be paid to you during any previous Pay Period of the Company ended during the Agreement Period, except upon your prior written consent. The Company's obligations to you hereunder shall remain unaffected by any election by you to defer any portion of your Base
                  Salary and for all purposes of this Agreement, such election shall apply only to the period for which it is made by written agreement between the Company and you.

            (ii) During Agreement Phase B, the Company agrees to pay annual compensation at a rate, but payable ratably, on a semi-monthly basis equal to 50 percent of your highest Base Salary as in effect at anytime during Agreement Phase A, as calculated without regard to any elective deferrals.

            (iii) At the commencement of Agreement Phase C, the Company agrees to pay you the Termination Package.

      (b)   Plans.

            (i) During Agreement Phase A, in addition to your Base Salary, you will participate in the Plans and the Other Plans for each year during Agreement Phase A and prior to a Termination Date.

            (ii) During Agreement Phase B, in addition to the compensation described in Section 7(a)(ii), you shall continue to vest as if you had remained employed by the Company in any interests that you may hold under the Plans or Other Plans as of August 15, 2006, including without limitation, continued participation of the then current Fiscal Year Bonus Plan if the applicable fiscal year commenced during Agreement Phase A; provided, however, (A) that you shall not be eligible to participate in any subsequent grants or contributions made under the Plans and the Other Plans on or after August 16, 2006, other than under the then current Fiscal Year Bonus Plan if the applicable fiscal year commenced during Agreement Phase A and (B) you shall not receive a distribution of your interest in the SERP.

            (iii) During Agreement Phase C, in addition to the Termination
                  Package, you shall receive a distribution of your interest in the SERP upon the commencement of Agreement Phase C; provided, however, that you shall not be eligible to participate and any subsequent grants or contributions made to the Plans and the Other Plans on or after August 16, 2006.


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      (c)   Other. The Company shall reimburse you for all expenses paid or incurred by you in the performance of your duties under this Agreement in accordance with the Company's normal expense reimbursement policies applicable to senior executives.

      (d) During Agreement Phase A, Agreement Phase B and Agreement Phase C the Company shall provide you the Perquisites and Administrative Assistance.

8.    Excise Tax.

      (a) Any other provision of this Agreement to the contrary notwithstanding, if the present value (as defined herein) of the total amount of payments and benefits to be paid or provided to you under this Agreement which are considered to be "parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), when added to any other such "parachute payments" received by you from the Company upon or after a Change of Control, whether or not under this Agreement, is in excess of the amount you can receive without causing you to be subject to an excise tax with respect to such amount on account of Code Section 4999, the Company shall pay to you an additional amount (hereinafter referred to as the "Excise Tax Premium"). The Excise Tax Premium shall be equal to the excise tax determined under Code Sections 280G and 4999 attributable to the total amount of payments and benefits to be paid or provided to you under this Agreement and any other "parachute payments" received by you upon or after a Change of Control. The Excise Tax Premium shall also include any amount attributable to excise tax on the Excise Tax Premium. The Company shall also pay to you an additional amount (the "Additional Amount") such that the net amount received by you, after paying any applicable Excise Tax Premium and any federal or state income, excise or other tax on such additional amount, shall be equal to the amount that you would have received if such Excise Tax Premium were not applicable. You shall be deemed to pay income taxes on the date of termination of your service at the highest marginal rate of income taxation in effect in your taxing jurisdiction. The Additional Amount shall include any amount attributable to income, excise or other tax on the Additional Amount.

      (b) Not later than 30 days following your Termination Date as provided herein, the independent public accountants acting as auditors for the Company on the date of the Change of Control (or another accounting firm designated by you) shall determine whether the sum of the present value of any "parachute payments" payable under this Agreement and the present value of any other "parachute payments" received by you from the Company upon or after a Change of Control is in excess of the amount you can receive without causing you to be subject to an excise tax with respect to such amount on account of Code Section 4999, and shall determine the amount of any Excise Tax Premium and Additional Amount payable to you. The Excise Tax Premium and Additional Amount shall be paid to you as soon as practicable but in no event later than 30 days following your Termination Date, and shall be net of any amounts required to be withheld for taxes.


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      (c)   For purposes of this Section 8, "present value" means the value determined in accordance with the principles of Section 1274(b)(2) of the Code under the rules provided in Treasury Regulations under
            Section 280G of the Code.

      (d)   References to Code Section 280G herein are specific references to
            Section 280G as added to the Code by the Tax Reform Act of 1984 and as amended by the Tax Reform Act of 1986. To the extent Code Section 280G is again amended prior to the termination of this Agreement, or is replaced by a successor statute, the provisions of this Section 3 shall be deemed modified without further action of the parties in a manner consistent with such amendments or successor statutes, as the case may be. In the event that Code Section 280G or any successor statute is repealed, this Section 6 shall cease to be effective on the effective date of such repeal. The parties recognize that Treasury Regulations under Code Sections 280G and 4999 may affect the amount that may be paid hereunder and agree that, upon the issuance of any such regulations, this Agreement may be modified as in good faith may be deemed necessary in light of the provisions of such regulations to achieve the purposes hereof, and that consent to such modifications shall not be unreasonably withheld.

      (e) The foregoing notwithstanding, if you receive payment from the Company for reimbursement of any excise taxes pursuant to any other agreement, to the extent any Excise Tax Premium under this Agreement be duplicative, you shall not be entitled to receive payment of such an Excise Tax Premium.

9.    Dispute Resolution.

      (a) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas without regard to choice of law principles.

      (b) It is irrevocably agreed that if any dispute arises with respect to any action, suit or other legal proceeding pertaining to this Agreement or to the interpretation of or enforcement of any of your rights hereunder under this Agreement:

            (i) the Company and you agree that exclusive jurisdiction for any such suit, action or legal proceeding shall be in the state district courts of Texas sitting in Harris County, Texas;

            (ii) we are each at the time present in Texas for the purpose of conferring personal jurisdiction;

            (iii) the Company and you each consent to the jurisdiction of each such court in any such suit, action or legal proceeding and will comply with all requirements necessary to give such court jurisdiction;

            (iv) the Company and you each waive any objection it may have to the laying of venue of any such suit, action or legal proceeding in any of such court; and


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            (v)    the Company and you each waive any objection or right to
                   removal it that may otherwise have in any such suit, action or legal proceeding.

            (vi) any such suit, action or legal proceeding may be brought in such court, and any objection that the Company or you may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court is waived, and we each agree not to plead or claim the same;

            (vii) service of process in any such suit, action or legal proceeding may be effected by mailing a copy thereof by registered or certified mail, return receipt requested (or any substantially similar form of mail), postage prepaid, to such party provided in Section 13 hereof, and

            (viii) prior to any trial on the merits, we will submit to court supervised, non-binding mediation.

      (c) Notwithstanding any contrary provision of Texas law, the Company shall have the burden of proof with respect to any of the following:
            (i) that Cause existed at the time any notice was given to you under
            Section 4(a); (ii) that Good Reason did not exist at the time notice was given to the Company under Section 4(b); (iii) that you refused to serve as non-executive Chairman of the Board; (iv) that the Company is not in default of the performance of its obligations under this Agreement; and (v) that a Change of Control has not occurred.

10.   Indemnity.

      You will receive, to the fullest extent possible and to such greater extent as applicable law hereafter may permit, indemnity from the Company on terms at least as favorable as that provided under (i) any Indemnity Agreement of the Company to which your are a party or an intended beneficiary, or (ii) the Company's Bylaws, as in effect on date hereof.

11.   Successors; Binding Agreement.

      (a) In the event any Successor does not assume this Agreement by operation of law, the Company will seek to have any Successor, by agreement in form and substance satisfactory to you, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. If there has been a Change of Control prior to, or a Change of Control will result from, any such succession, then failure of the Company to obtain at your request such agreement prior to or upon the effectiveness of any such succession (other than by merger or consolidation) shall (i) if during Agreement Phase A, constitute Good Reason for termination by you of your service and (ii) if after Agreement Phase A, constitute a termination of your status as non-executive Chairman of the Board for reasons other than your refusal to serve.


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      (b)   This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.   Fees and Expenses.

      The Company shall pay all legal and other costs (including but not limited to, administrative, accounting, tax, human resource and expert witness fees and expenses) up to a maximum of $1,000,000 incurred by you as a result of your seeking to obtain, assert or enforce any right or benefit conferred upon you by this Agreement.

      You shall prepare an estimate of any fees you expect to incur in the following 90 days and claim reimbursement for under this Section 12 no later than 10 days after notice by you to the Company that you intend to seek legal representation under this Agreement. The Company shall pay such estimates to you within 10 days of your notice. At the end of the 90 days, and each 90 days thereafter, you shall prepare a subsequent estimate and submit it to the Company within 10 days and the Company agrees to pay all subsequent such estimates to you within 10 days of each notice until the matter has been resolved. After the matter has been resolved, you will submit an appropriate accounting of actual expenses and estimates; such that:

            (i) if estimates paid to you exceed actuals, you will promptly submit a refund to the Company; or

            (ii) if actuals exceed estimates paid to you, you will submit a final request for reimbursement from the Company, which the Company will promptly pay.

      To the extent that your Spouse or Children are seeking to obtain, enforce or assert any right or benefit conferred on them by this Agreement, they shall be entitled to fee and expense reimbursement as if the right or benefit had been asserted by you.

13.   Notices.

      Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person to the persons specified below or deposited in the United States mail, certified or registered mail, postage prepaid and addressed as follows:

      If to the Company:         Oceaneering International, Inc.
                                 11911 FM 529
                                 Houston, Texas 77041
                                 Attention: Chairman, Compensation Committee
                                            of the Board of Directors

      If to you:                 John R. Huff
                                 102 Broad Oaks Circle
                                 Houston, Texas 77056


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
      Either party may change, by the giving of notice in accordance with this
      Section 13, the address to which notices are thereafter to be sent.

14.   Validity.

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.   Survival.

      All obligations undertaken and benefits conferred pursuant to this Agreement, except those set forth in Sections 1 and 2, shall survive the Agreement Period and any termination of service and continue thereafter until performed in full.

16.   Miscellaneous.

      (a) No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing, signed by you and the Chairman of the Compensation Committee of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

      (b) Failure to pay within 10 days of a payment due date or notice thereon (whether payment is disputed or not) will result in a default of this Agreement. Past due amounts will accrue interest and compound at the lesser of 2% per month or the highest interest rate allowed by law.

      (c) Spouse and Children are third party beneficiaries of this Agreement with respect to Medical Care Benefits under Section 6, Dispute Resolution in Section 9 and Fees and Expenses in Section 12.

If this letter correctly sets forth our understanding with respect to the subject matter hereof, please sign and return one copy of this letter to the Company.

                                  Sincerely,

                                  Oceaneering International, Inc.


                                  BY:/s/ Charles B. Evans
                                    ------------------------------------------
                                        Charles B. Evans, Chairman
                                        Compensation Committee of the Board

Agreed to as of the 16th
day of November, 2001:


/s/ John R. Huff
  -----------------------
John R. Huff

               ANNEX I TO SERVICE AGREEMENT DATED AUGUST 15, 2001
                                     BETWEEN
                         OCEANEERING INTERNATIONAL, INC.
                                       AND
                                  JOHN R. HUFF

Definition of Certain Terms

"AGREEMENT" means this Service Agreement between you and the Company dated as of August 15, 2001.

"AGREEMENT PERIOD" means uninterrupted period beginning upon the commencement of Agreement Phase A and ending upon the expiration of Agreement Phase C.

"AGREEMENT PHASE A" means period beginning on August 15, 2001 and ending on August 15, 2006.

"AGREEMENT PHASE B" means the period beginning on August 16, 2006 and ending on the earlier to occur of (i) the date on which you are no longer serving as Chairman of the Board of Directors; or (ii) August 15, 2011.

"AGREEMENT PHASE C" means the period immediately beginning upon the earlier of
(i) a Termination Date occurring during Agreement Phase A or (ii) the expiration of Agreement Phase B and, in any case, ending 10 years from the date of that commencement.

"ADMINISTRATIVE ASSISTANCE" means such administrative assistance as you reasonably deem necessary; including but not limited to, sufficient office space and equipment, a qualified administrative assistant, computer hardware, software and communication services.

"BOARD" means the Board of Directors of the Company.

"BYLAWS" means the bylaws of the Company, except as otherwise specified, as in effect at the day hereof and as the same shall be amended or otherwise modified to, but not on or after, any Change of Control.

"CAUSE" means your conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to your service with the Company.

"CHANGE OF CONTROL" means the earliest date at which:

      (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or

      (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

      (c) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 60% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or

      (d) a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or

      (e) all or substantially all of the assets of the Company are sold or transferred to a Person as to which (i) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (ii) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

Anything else in this definition to the contrary notwithstanding, no Change of Control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring more than 20% of either the combined voting power of the Company's outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

"CHILDREN" means your natural children as of August 15, 2001, namely Christopher David Huff and Jonathan Travis Huff.

"CODE" means the Internal Revenue Code of 1986, as amended.

"COMPANY" means Oceaneering International, Inc., a Delaware corporation, headquartered in Houston, Texas.

"DISABILITY" means your continuing full-time absence from your duties with the Company for 90 days or longer as a result of physical or mental incapacity, which absence is anticipated to extend for an additional 90 days or longer. Your need for absence and its anticipated duration shall be determined solely by a medical physician of your choice to be approved by the Company, which approval shall not be unreasonably withheld.

"EFFECTIVE DATE" means the date the "Agreement" is signed.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"EXPIRATION DATE" means the end of the Agreement Period as described in Section
1.

"FISCAL YEAR BONUS PLAN" means for each year, the Company's fiscal year bonus plan, or any other plan adopted by the Board which provides for the payment of additional compensation or equity consideration on an annual basis to senior executive officers contingent upon the Company's performance, including stock performance and results of operations for that specific year, in either case as such plan shall be amended or modified prior to, but not on or after, any Termination Date.

"GOOD REASON" means any of the following:

      (a) a change in your status, title(s) or position(s) with the Company, including as an officer of the Company, which, in your reasonable judgment, does not represent a promotion, with commensurate adjustment of compensation, from your status, title(s) and position(s) immediately prior to the Effective Date; or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with the scope of such duties or such status, title(s) or position(s) or are not customarily assigned to someone of your education, training and experience; or the withdrawal from you of any duties or responsibilities which in your reasonable opinion are consistent with such status, title(s) or position(s); or any removal of you from or any failure to reappoint or reelect you to such position(s); or

      (b) a reduction by the Company in your annual Base Salary, SERP (or equivalent), annual bonus opportunity or aggregate long term incentive compensation in effect immediately prior to the Effective Date and as may subsequently be increased thereafter; or

      (c) the failure by the Company to continue in effect any Plan in which you were participating immediately prior to the Effective Date other than as a result of the normal expiration or amendment of any such Plan in accordance with its terms, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any such Plan on at least as favorable a basis to you as is the case immediately prior to the Effective Date or which would materially reduce your benefits under any of such Plans or deprive you of any material benefit enjoyed by you immediately prior to the Effective Date, except as proposed by you to the Company; or

      (d) the relocation of the principal place for performance of your service obligations to a location 25 miles further from your principal residence without your express written consent; or

      (e) the failure by the Company upon a Change of Control to obtain the assumption of this Agreement by any Successor (other than by operation of law); or

      (f) any purported termination by the Company of your service, which is not effected by a notice of termination issued pursuant to Section 4 of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective; or

      (g) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which you attended to or were engaged in immediately prior to a Change of Control which do not otherwise violate your obligations hereunder; or

      (h) any default by the Company in the performance of its obligations under this Agreement, whether before or after a Change of Control.

"INDEMNITY AGREEMENT" means that certain agreement between you and the Company dated as of November 16, 2001, and any successor thereto.

"LONG TERM INCENTIVE BONUS PLAN" means the Company's long term incentive plans (including agreements issued thereunder, e.g., restricted stock agreements and stock option agreements) or any other plan or agreement approved by the Board, other than the Fiscal Year Bonus Plan, which provides for the payment of additional compensation or equity consideration to senior executive officers contingent on the Company's performance, including stock performance and results of operations for a specific time period, and in either case, as such plan may be amended or modified prior to, but not on or after, any Termination Date.

"MARKET VALUE," when used with respect to a Share, means the mean between the highest and lowest sales price per Share on the New York Stock Exchange or if not listed thereon, on such other exchange as shall at the time constitute the principal exchange for trading in Shares. If the Shares are not publicly traded, the market value shall be as determined by an independent appraiser appointed by you for such purpose.

"MEDICAL CARE" means any expense required, as determined in your, or the applicable of your Spouse or Children receiving such benefits after your death, sole discretion, to provide assistance to the well being of "you," "your Spouse," or "your Children" for their maintenance of physical and/or mental health, as such expenses are generally defined in Section 213(d)(1) of the Code as in effect as of August 15, 2001.

"OTHER PLANS" means any thrift; bonus or incentive; stock option or stock accumulation; pension; medical, disability, accident or life insurance plan, program, policy or arrangement of the Company which is intended to benefit employees of the Company that are similarly situated to you (other than the Plans or as otherwise provided to you in this Agreement).

"PAY PERIOD" means payment of base salary no less then twice per month.

"PERSON" means any individual, corporation, partnership, group, association or other "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or any Plans sponsored by the Company.

"PERQUISITES" means individual perquisites benefits customarily provided to you by the Company as of the Effective Date.

"PLANS" means any Fiscal Year Bonus Plan, Long Term Incentive Bonus Plan and the SERP.

"RESTRICTED STOCK AGREEMENTS" means any grant by the Company to you of Shares which are, at the relevant time, subject to possible forfeiture.

"SERP" means the Supplemental Executive Retirement Plan ("SERP"), as the same shall be amended or modified.

"SHARES" means shares of Common Stock, $.01 par value, of the Company at the date of this Agreement, as the same shall be subsequently amended, modified or changed.

"SPOUSE" means the woman who is legally married to you as of August 15, 2001, namely Karen Keohane Huff.

"STOCK OPTION AGREEMENTS" means any agreements providing for the grant by the Company to you of options to purchase Shares.

"SUCCESSOR" means any Person that succeeds to, or has the ability to control, the Company's business as a whole, directly by merger, consolidation or spin-off or indirectly by purchase of the Company's Voting Securities or acquisition of all or substantially all of the assets of the Company.

"TERMINATION DATE" means that date which is the final date of your service pursuant to Section 4.

"TERMINATION NOTICE" is a notice that complies with the requirements of Section
4.

"TERMINATION PACKAGE" means your right to receive, and the Company's obligation to pay and/or perform on, the following:

      (a)   If your Termination Date occurs during Agreement Phase A:

            (i) On or within five days following an applicable Termination Date, the Company shall pay to you a lump sum, cash amount with no discount equal to the sum of:

                  A. the highest annual rate of Base Salary (Section 7(a)(i)) in effect during the Agreement Period, multiplied by the number of years, (including fractions of a year) from the Termination Date to the Expiration Date;

                  B. the value of the maximum award you would have been eligible to receive under the then current Fiscal Year Bonus Plan in respect of the then current year, regardless of any limitations otherwise applicable to the then current Fiscal Year (i.e., the failure to have completed any vesting period or the current measurement period, or the failure to achieve any performance goal applicable to all or any portion of the measurement period);

                  C. the amount equal to the maximum percentage of your Base Salary contributed by the Company for you in SERP for the then current year multiplied by the highest annual rate of Base Salary (Section 7(a)) in effect during the Agreement Period; and

                  D. any other amounts then owed to you by the Company, including interest per Section 16(b).

            (ii) All then outstanding contingent compensation issued or awarded to you under the Plans and Other Plans shall become vested, exercisable, distributable and unrestricted (any contrary provision in the Plans notwithstanding). You shall have the right immediately to:

                  A. for one year thereafter, exercise all or any portion of all your options covered by the Plans and Other Plans and to have the underlying Shares issued to you,

                  B. for one year thereafter, in lieu of such exercise as provided in Subsection (a)(ii)(A) above, as elected by you, to receive a cash amount within five days following an applicable Termination Date equal to the spread between the exercise price and the higher Market Value of the shares, multiplied by the number of shares of outstanding stock options,

                  C. all Shares of Restricted Stock issued under the Plans and Other Plans shall be vested with all conditions to have been deemed to have been satisfied with respect to all such shares of Restricted Stock provided that such share had not theretofore been forfeited,

                  D. to receive a cash amount within five days following an applicable Termination Date equal to all tax assistance payments associated with the issuance of Shares covered by Restricted Stock held by you under the Plans and Other Plans and vested pursuant to Subsection (a)(ii)(C) above. Any obligation to not sell Shares issued to you under Restricted Stock programs for any period of time after vesting to keep associated tax assistance payments is eliminated, and

                  E. obtain the full benefit of any other contingent compensation rights to which you may be entitled under the Plans and Other Plans, in each case as though all applicable performance targets had been met or achieved at maximum levels for all performance periods (including those extending beyond the Expiration Date) and any and all Plans and Other Plans contingencies had been satisfied in full, and

            (iii) The Company shall maintain in full force and effect for your continued benefit for a three-year period after the Termination Date all Other Plans in which you were entitled to participate immediately prior to the Termination Date (at no greater cost or expense to you than was the case immediately prior to the Termination Date), including without limitation plans providing medical, dental, life and disability insurance coverage, and you shall participate in such plans provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is not possible, the Company shall arrange to provide you, at the Company's cost and expense, with benefits substantially similar to those which you are entitled to receive under such plans and programs.

            (iv) The Company shall provide you with the Perquisites and Administrative Assistance until the end of Agreement Phase C.

      (o)   If your Termination Date occurs after Agreement Phase A:

            (i) On or within five days following an applicable Termination Date, the Company shall pay to you annually, on a semi-monthly basis, cash equal to the highest annual rate of Base Salary (Section 7(a)(i)) in effect during the Agreement Period, for each annual period, up to and including, the Expiration Date. In the event of your subsequent death or a Change of Control all unpaid amounts shall be accelerated and paid to your estate, or you, respectively, in a non-discounted lump-sum payment;

            (ii) Any other amounts then owed to you by the Company, including interest per Section 16(b);

            (iii) All then outstanding contingent compensation issued or awarded to you under the Plans and Other Plans shall become vested, exercisable, distributable and unrestricted (any contrary provision in the Plans notwithstanding). You shall have the right immediately to:

                  A. for one year thereafter, exercise all or any portion of all your options covered by the Plans and Other Plans and to have the underlying Shares issued to you,

                  B. for one year thereafter, in lieu of such exercise as provided in Subsection (b)(iii)(A) above, as elected by you, to receive a cash amount within five days following an applicable Termination Date equal to the spread between the exercise price and the higher Market Value of the shares, multiplied by the number of shares of outstanding stock options,

                  C. all Shares of Restricted Stock issued under the Plans and Other Plans shall be vested with all conditions to have been deemed to have been satisfied with respect to all such shares of Restricted Stock provided that such share had not theretofore been forfeited,

                  D. to receive a cash amount within five days following an applicable Termination Date equal to all tax assistance payments associated with the issuance of Shares covered by Restricted Stock held by you under the Plans and Other Plans and vested pursuant to Subsection
                        (b)(iii)(C) above. Any obligation to not sell Shares issued to you under Restricted Stock programs for any period of time after vesting to keep associated tax assistance payments is eliminated, and

                  E. obtain the full benefit of any other contingent compensation rights to which you may be entitled under the Plans and Other Plans, including without limitation the maximum award you would have been eligible to receive under the then current Fiscal Year Bonus Plan if the applicable fiscal year commenced during Agreement Phase A, and, in each case, as though all applicable performance targets had been met or achieved at maximum levels for all performance periods (including those extending beyond the Expiration Date) and any and all Other Plans and SERP contingencies had been satisfied in full, and

            (iv) The Company shall provide you with the Perquisites and Administrative Assistance until the end of Agreement Phase C.

"VOTING SECURITIES" means, with respect to any corporation or business enterprise, those securities, which under ordinary circumstances are entitled to vote for the election of directors or others charged with comparable duties under applicable law.